UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 13, 2007

TURBOCHEF TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-23478	48-1100390
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 1900, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(678) 987-1700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

On June 13, 2007, the Board of Directors of TurboChef Technologies, Inc. (the “Company”) concluded that some or all of the Company’s previously issued financial statements since 1997 covering one or more years for which the Company is required to provide financial statements under applicable regulations should no longer be relied upon.

On June 19, 2007 the Company issued a press release announcing an update on the on-going review of the Company’s stock option grant practices. The review is being conducted under the oversight of the Audit Committee of the Board of Directors with the assistance of outside legal counsel and accounting experts. The review, which covers the Company's stock option grants for the period from January 1, 1997 through the present, has not been completed, nor have final conclusions been reached. However, preliminary conclusions have been reached that different measurement dates should be used for financial accounting purposes for certain stock option grants issued in the past. Although the review is still on-going, upon the recommendation of the Audit Committee and management, the Company’s Board of Directors concluded that the Company will need to restate historical financial statements to recognize material non-cash charges for stock-based compensation expense for the affected periods. The Company does not expect the restatement to affect periods after December 31, 2005, except with respect to costs related to the investigation. Because the review has not been concluded, the amount of such charges, the resulting tax and accounting impact, and the specific periods that require restatement cannot be determined and may be different than presently anticipated.

The Company’s management and the chairman of the Company’s Audit Committee have discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters disclosed in this filing.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits.

Exhibit No.	Description
99.1	Press Release of TurboChef Technologies, Inc. dated June 19, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURBOCHEF TECHNOLOGIES, INC. (Registrant) By: /s/ James A. Cochran James A. Cochran Senior Vice President and Chief Financial Officer

Date: June 19, 2007